Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of our report dated January 22, 2010, relating to the balance sheets of Hambrecht Asia Acquisition Corp. as of June 30, 2009 and December 31, 2008 and 2007, and the related statements of operations and cash flows for the six months ended June 30, 2009, the year ended December 31, 2008, the period from July 18, 2007 (date of inception) to December 31, 2007 and the periods from July 18, 2007 (date of inception) to June 30, 2009, and shareholders’ equity for the period from July 18, 2007 (date of inception) to June 30, 2009, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass & Company, P.C.

Roseland, New Jersey
February 18, 2011